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Exhibit 99.1

Contact Information
Maury Austin
Senior Vice President & CFO
Vicinity Corporation
408-543-3029
maustin@vicinity.com

VICINITY CORPORATION RECEIVES PROPOSAL FROM MOLOCO

SUNNYVALE, Calif.—August 20, 2002—Vicinity Corporation (NASDAQ: VCNT) today announced that Moloco LLC filed today with the Securities and Exchange Commission an amended Schedule 13D setting forth an unsolicited proposal by Moloco to recapitalize and restructure Vicnity and refocus its business. A copy of this amended Schedule 13D may be found at www.sec.gov. According to Moloco's Schedule 13D, Moloco is a limited liability company with managers and officers including former employees of Vicinity. The Board of Directors of Vicinity will consider the proposal in due course. Vicinity undertakes no duty to update these statements, except as otherwise required by law.

About Vicinity Corporation

Vicinity Corporation provides technology-based solutions that enable businesses, governments and agencies to market the local availability of their products and services. Using Web, wireless and speech platforms, Vicinity offers a comprehensive portfolio of application services and application programming interfaces (APIs) that allow enterprises to direct their customers to a brick-and-mortar store, branch or outlet near them that offers the specific product or service they are seeking. Vicinity was established in 1995 and is headquartered in Sunnyvale, California.

Vicinity® is a registered mark of Vicinity Corporation.

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  Exhibit 99.1